Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), effective as of March 24, 2021 (the “Effective Date”), is entered into by and among TETRA Technologies, Inc., a Delaware corporation (the “Company”), and Bradley L. Radoff (“Radoff”), and The Radoff Family Foundation, a Texas non-profit corporation (the “Radoff Foundation” and, collectively with Radoff and each of their Affiliates and Associates, the “Radoff Parties”). The Company and the Radoff Parties are collectively referred to herein as the “Parties,” and each of the Company and the collective Radoff Parties, respectively, a “Party.” Unless otherwise defined herein, capitalized terms shall have the meanings given to them in Section 15 herein.

WHEREAS, as of the Effective Date, the Radoff Parties beneficially own an aggregate of 4,051,000 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”); and

WHEREAS, the Company and the Radoff Parties desire to enter into this Agreement regarding compositional changes to the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the promises, representations and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Board Composition and Other Company Matters.

(a)New Director. The Board, and all applicable committees of the Board, shall take all necessary actions to appoint one (1) ethnically diverse director candidate (the “New Director”) to serve as a director on the Board no later than thirty (30) days after the Effective Date (such date, the “Appointment Date”).

(i)The New Director shall, as determined by the Board in its sole and absolute discretion, (A) possess experience in the chemicals industry, including the specialty chemicals industry, (B) be an individual from an Underrepresented Community and (C) be an “Independent Director” as defined in Section 303A of the New York Stock Exchange Listed Company Manual (or applicable requirement of such other national securities exchange designated as the primary market on which the Common Stock is listed for trading).

(ii)The term of the New Director shall begin on the Appointment Date and expire at the 2021 annual meeting of stockholders of the Company (including any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “2021 Annual Meeting”) or at such time when such New Director’s successor is duly elected or appointed in accordance with the Company’s Bylaws (as defined below) and applicable law.

(iii)The Board, and all applicable committees of the Board, shall take all necessary actions to nominate the New Director as a candidate for election to the Board at the 2021 Annual Meeting and the Company agrees to recommend, support and solicit proxies for the election of the New Director at the 2021 Annual Meeting in a manner no less rigorous and favorable than the manner in which the Company supports the Board’s other nominees.

(iv)As a condition to the Company’s obligation to nominate the New Director for election at the 2021 Annual Meeting, the New Director shall (A) be required to provide information required to be or customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange regulations, information in connection with assessing eligibility, independence, and other criteria applicable to directors or satisfying compliance and legal obligations, and a fully completed and executed copy of the Company’s director candidate questionnaire (substantially in the form completed by the Company’s incumbent non-management directors), in each case, as promptly as practicable to enable the timely filing of the Company’s proxy statement and other periodic reports with the Securities and Exchange Commission (the “SEC”); (B) have complied at all times with the Company Policies (as defined below) after the Appointment Date; and (C) consent to appropriate background checks comparable to those undergone by other non-management directors of the Company.

(b)Retiring Director. The Board, and all applicable committees of the Board, shall take all necessary actions to nominate each of the incumbent directors of the Board and the New Director for election to the Board at the 2021 Annual Meeting; provided, however, that each of Paul D. Coombs and one (1) additional incumbent director shall not be nominated by the Board for re-election to the Board at the 2021 Annual Meeting.

(c)Potential Director. Prior to the 2022 annual meeting of stockholders of the Company (including any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “2022 Annual Meeting”), the Board, and all applicable committees of the Board, shall take all necessary actions to:

(i)accept the retirement of William D. Sullivan from the Board in his capacities as an individual director and as Chairman of the Board, and such retirement shall be effective no later than immediately following the 2022 Annual Meeting; and

(ii)either (A) appoint an individual from an Underrepresented Community to fill the vacancy resulting from the retirement of William D. Sullivan (such individual, the “Potential Director”) or (B) contract the size of the Board as to eliminate the vacant seat resulting from the retirement of William D. Sullivan; provided, however, such decision as to appoint the Potential Director or contract the size of the Board shall be determined by the Board in its sole and absolute discretion.

(d)Board Size. Subsequent to the 2021 Annual Meeting and prior to the Termination Date, the size of the Board shall not exceed seven (7) directors without the prior written consent of Radoff.

(e)Selection. The Board shall receive, in good faith, advice from the Radoff Parties about the selection of the New Director and, if applicable, the Potential Director.

(f)Board Policies and Procedures. Each Party acknowledges that the New Director, upon appointment to the Board, and the Potential Director, if applicable, shall be governed by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board, including, but not limited to, the Company’s Corporate Governance Guidelines, Code of Business Conduct, Supplier Code of Business Conduct, Anti-Corruption Policy, Stock Ownership Guidelines, Whistleblower Policy, Human Rights Standards and any other policies on stock ownership, public disclosures, legal compliance and confidentiality (collectively, the “Company Policies”), and will be required to strictly adhere to the Company’s policies on confidentiality imposed on all members of the Board. The Company agrees that the New Director and, if applicable, the Potential Director shall receive (i) the same benefits of director and officer insurance as all other non-management directors on the Board, (ii) the same compensation for his or her service as a director as the compensation received by other non-management directors on the Board and (iii) such other benefits on the same basis as all other non-management directors on the Board.

(g)Committees. Following the Appointment Date, the reconstituted Board will determine composition and leadership of each committee of the Board and (i) each of the New Director, and the Potential Director, if applicable, will be eligible for membership on, and have the right to participate in discussions of, any committee of the Board or any new committee of the Board formed during the Standstill Period (as defined below), (ii) each committee of the Board shall include at least one (1) director who identifies as Female and/or an individual from an Underrepresented Community and (iii) each director will have the same right to be invited to meetings of committees of the Board.

(h)Governing Documents. The Board shall not enact or propose any amendments to the Company’s governing documents, including, but not limited to, the Company’s Certificate of Incorporation and/or the Bylaws (each, as defined in Section 15) to frustrate this Agreement, or otherwise take any other action that would frustrate this Agreement.

2.Nomination Notice.  Concurrently with and effective upon the execution of this Agreement, the Radoff Parties shall irrevocably withdraw or cause the irrevocable withdrawal of the nomination notice, dated March 2, 2021, submitted to the Company by Radoff.

3.Voting. From the Effective Date until the Termination Date (the “Standstill Period”), each of the Radoff Parties agrees that it will appear in person or by proxy at each annual or special meeting of stockholders of the Company (including any adjournments or postponements thereof and any meetings which may be called in lieu thereof), whether such meeting is held at a physical location or virtually by means of remote communications, and will vote (or execute a consent with respect to) all Voting Securities (as defined below) beneficially owned by it in accordance with the Board’s recommendations with respect to (a) each election of directors, any removal of directors and any replacement of directors, (b) the ratification of the appointment of the Company’s independent registered public accounting firm, (c) the Company’s “say-on-pay” proposal and (d) any other proposal to be submitted to the stockholders of the Company by either the Company or any stockholder of the Company; provided, however, that in the event that each of Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) issues a recommendation that differs from the Board’s recommendation with respect to any proposal submitted by the Company or any of its stockholders (other than proposals relating to the election or removal of directors), each of the Radoff Parties will be permitted to vote in accordance with the ISS and Glass Lewis recommendation(s); provided, further, that each of the Radoff Parties shall be permitted to vote in its sole discretion on any proposal of the Company in respect of any Extraordinary Transaction (as defined below).

4.Mutual Non-Disparagement.

(a)Until the Termination Date, neither Party nor its Representatives (solely in the context of their representation of such applicable Party in connection with the subject matter of this Agreement) shall make any public statement that constitutes an ad hominem attack on, or otherwise disparages, defames or damages the reputation or good name of the other Party or its Representatives (solely in the context of their representation of such applicable Party in connection with the subject matter of this Agreement) or is otherwise critical, negative towards or derogatory of the other Party or its Representatives (solely in the context of their representation of such applicable Party in connection with the subject matter of this Agreement).

(b)Notwithstanding the foregoing, nothing in this Section 4 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws (including to comply with any subpoena or other legal process from any governmental or regulatory authority with competent jurisdiction over the relevant Party hereto) or stock exchange regulations.

(c)The limitations set forth in Section 4(a) shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Section 4(a) if such statement by the other Party was made in breach of this Agreement.

5.No Litigation.

(a)The Radoff Parties covenant and agree that, during the Standstill Period, they shall not, and shall not permit any of their Representatives (solely in the context of their representation of the Radoff Parties in connection with the subject matter of this Agreement) to, alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding (including commencing, encouraging or supporting any derivative action in the name of the Company or any class action against the Company or any of its officers or directors, in each case with the intent of circumventing any terms of this Agreement) before any court or governmental, administrative or regulatory body (collectively, a “Legal Proceeding”) against the Company or any of its Representatives (solely in the context of their representation of the Company in connection with the subject matter of this Agreement), except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent the Radoff Parties or any of their respective Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, the Radoff Parties or any of their Representatives (solely in the context of their representation of the Radoff Parties in connection with the subject matter of this Agreement); provided, further, that in the event that any of the Radoff Parties or any of their Representatives receives such Legal Requirement, the Radoff Parties shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to the Company.

(b)The Company covenants and agrees that, during the Standstill Period, it shall not, and shall not permit any of its Representatives (solely in the context of their representation of the Company in connection with the subject matter of this Agreement) to, alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other person to threaten, initiate or pursue, any Legal Proceedings against any of the Radoff Parties or any of their respective Representatives (solely in the context of their representation of the Radoff Parties in connection with the subject matter of this Agreement), except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent the Company or any of its Representatives from responding to a Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, the Company or any of its Representatives (solely in the context of their representation of the Company in connection with the subject matter of this Agreement); provided, further, that in the event the Company or any of its Representatives receives such Legal Requirement, the Company shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to the Radoff Parties.

6.Standstill.

(a)During the Standstill Period, each Radoff Party shall not, and shall cause its Representatives (solely in the context of their representation of such Radoff Party in connection with the subject matter of this Agreement) not to, directly or indirectly:

(i)make any announcement or proposal with respect to, or offer, seek or propose, (A) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (C) any form of tender or exchange offer for shares of Common Stock or other Voting Securities, whether or not such transaction involves a Change of Control (as defined below) of the Company; it being understood that the foregoing shall not prohibit the Radoff Parties or their Affiliates or Associates from (i) acquiring Voting Securities within the limitations set forth in Section 6(a)(iii), (ii) selling or tendering their shares of Common Stock, and otherwise receiving consideration, pursuant to any such transaction or (iii) voting on any such transaction in accordance with Section 3;

(ii)engage in, or assist in the engagement in, any solicitation of proxies or written consents to vote any Voting Securities, or conduct, or assist in the conducting of, any type of binding or nonbinding referendum with respect to any Voting Securities, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to, or from the holders of, any Voting Securities, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a‑1 of Regulation 14A, respectively, under the Securities Exchange Act of 1934, as amended, and with the rules and regulations thereunder (the “Exchange Act”), to vote any securities of the Company (including by initiating, encouraging or participating in any “withhold” or similar campaign), in each case other than in a manner that is consistent with the Board’s recommendation on a matter;

(iii)purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including beneficial ownership) of any securities of the Company, any direct or indirect rights or options to acquire any such securities, any derivative securities or contracts or instruments in any way related to the price of shares of Common Stock, or any assets or liabilities of the Company such that the Radoff Parties would beneficially own in excess of 9.9% of the then-outstanding shares of Common Stock;

(iv)advise or knowingly encourage or influence any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company;

(v)other than in open market sale transactions where the identity of the purchaser is not known, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by any of the Radoff Parties to any person not (A) a party to this Agreement, (B) a member of the Board, (C) an officer of the Company, or (D) an Affiliate of any Party (any person not set forth in clauses (A) through (D) shall be referred to as a “Third Party”) that would knowingly (after due inquiry) result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest representing in the aggregate in excess of 4.9% of the shares of Common Stock outstanding at such time, except for Schedule 13G filers that are mutual funds, pension funds, index funds or investment fund managers with no known history of activism or known plans to engage in activism;

(vi)take any action in support of or make any proposal or request that constitutes or would result in: (A) advising, controlling, changing or influencing any director or the management of the Company, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Bylaws or the Certificate of Incorporation, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, in each case with respect to the foregoing clauses (A) through (F), except as set forth in Section 1;

(vii)communicate with stockholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act (other than in connection with an Extraordinary Transaction);

(viii)call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Bylaws, including a “town hall meeting”;

(ix)deposit any shares of Common Stock or other Voting Securities in any voting trust or subject any shares of Common Stock or other Voting Securities to any arrangement or agreement with respect to the voting of any shares of Common Stock or Voting Securities (other than (A) any such voting trust, arrangement or agreement solely among the Radoff Parties that is otherwise in accordance with this Agreement or (B) customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

(x)seek, or knowingly encourage or advise any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, or knowingly encourage or take any other action with respect to the election or removal of any directors, except as set forth in Section 1;

(xi)form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Security (other than a group that includes all or some of the Radoff Parties); provided, however, that nothing herein shall limit the ability of an Affiliate of a Radoff Party to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be subject to, and bound by, the terms and conditions of this Agreement;

(xii)demand a copy of the Company’s list of stockholders or its other books and records or make any request pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of Delaware providing for stockholder access to books and records (including lists of stockholders) of the Company;

(xiii)make any request or submit any proposal to amend or waive the terms of this Section 6 other than through non-public communications with the Company that would not be reasonably likely to trigger public disclosure obligations for any Party; or

(xiv)enter into any discussions, negotiations, agreements or understandings with any person with respect to any action the Radoff Parties are prohibited from taking pursuant to this Section 6, or advise, assist, knowingly encourage or seek to persuade any person to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

Notwithstanding anything to the contrary contained in this Section 6 or elsewhere in this Agreement, the Radoff Parties shall not be prohibited or restricted from: (A) communicating privately with the Board or any officer or director of the Company regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications; (B) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over any Radoff Party, provided that a breach by the Radoff Parties of this Agreement is not the cause of the applicable requirement; or (C) communicating with stockholders of the Company and others in a manner that does not otherwise violate this Agreement.

(b)The provisions of this Section 6 shall not limit in any respect the actions of any director of the Company in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to the Company and its stockholders and the Company Policies (it being understood and agreed that neither the Radoff Parties nor any Affiliate of the Radoff Parties shall seek to do indirectly through the New Director or the Potential Director, if applicable, anything that would be prohibited if done by any of the Radoff Parties or any Affiliate of the Radoff Parties). The provisions of this Section 6 shall also not prevent the Radoff Parties from freely voting their shares of Common Stock (except as otherwise provided in Section 3 hereto).

(c)Nothing in this Agreement shall limit in any respect the actions or rights of any director of the Company (including, for the avoidance of doubt, the New Director and, if applicable, the Potential Director) under applicable law in his or her capacity as such. Without limitation to the foregoing, the New Director and, if applicable, the Potential Director shall have the exact same (i) access to members of management as every other director and (ii) rights as every other director to access the books and records of the Company and to make information requests of management in order to facilitate these rights.

7.Representations and Warranties of the Company.  The Company represents and warrants to the Radoff Parties that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

8.Representations and Warranties of the Radoff Parties.  Each Radoff Party represents and warrants to the Company that (a) this Agreement has been duly and validly authorized, executed and delivered by such Radoff Party, and constitutes a valid and binding obligation and agreement of such Radoff Party, enforceable against such Radoff Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (b) the signatory for such Radoff Party has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement on behalf of itself and the applicable Radoff Party associated with that signatory’s name, and to bind such Radoff Party to the terms hereof and thereof, (c) the execution, delivery and performance of this Agreement by such Radoff Party does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (d) each of the New Director and the Potential Director, if applicable, will not be, and the Radoff Parties will not consider the New Director or the Potential Director, if applicable, to be, a stockholder designee or stockholder representative of the Radoff Parties, (e) such Radoff Party is not and will not become party to any agreement, arrangement or understanding (whether written or oral) with the New Director or Potential Director, if applicable, with respect to such person’s service as a director on the Board and (f) except as otherwise disclosed to the Company in writing prior to the Effective Date, (i) such Radoff Party does not own, of record or beneficially, any Voting Securities or any securities convertible into, or exchangeable or exercisable for, any Voting Securities and (ii) such Radoff Party has not entered into, directly or indirectly, any agreements or understandings with any person

(other than its own Representatives) with respect to any potential transaction involving the Company or the voting or disposition of any securities of the Company.

9.SEC Filings.

(a)The Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement. The Company shall provide the Radoff Parties with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the Radoff Parties. Neither the Company nor any of the Radoff Parties shall issue any press release in connection with this Agreement, nor make any public announcement regarding this Agreement other than the Company as described in this Section 9 or as otherwise required by applicable law.

(b)Until the Termination Date, if the Radoff Parties file with the SEC a Schedule 13D (the “Schedule 13D”) in compliance with Section 13 of the Exchange Act reporting entry into this Agreement and/or disclosing the purchase or other acquisition of shares of Common Stock, which purchase or other acquisition shall not be in violation of Section 6(a)(iii), then the Schedule 13D shall be consistent with the terms of this Agreement, and the Radoff Parties shall provide the Company with a reasonable opportunity to review and comment on the Schedule 13D prior to it being filed with the SEC and shall consider in good faith any comments of the Company.

10.Term; Termination. The term of this Agreement shall commence on the Effective Date and shall continue until the earliest to occur of (i) thirty (30) days prior to the deadline under the Bylaws for submission of director nominations and stockholder proposals for the 2022 Annual Meeting, (ii) one hundred ten (110) days prior to the first anniversary of the 2021 Annual Meeting and (iii) the consummation of a Change of Control transaction agreed to by the Board and involving the Company (such date, the “Termination Date”); provided, however, (x) the Radoff Parties may earlier terminate this Agreement if the Company commits a material breach of its obligations under this Agreement that (if capable of being cured) is not cured within fifteen (15) days after receipt by the Company from a Radoff Party specifying the material breach, or, if impossible to cure within fifteen (15) days, that the Company has not taken any substantive action to cure within such fifteen (15)-day period, and (y) the Company may earlier terminate this Agreement if any of the Radoff Parties commits a material breach of this Agreement that (if capable of being cured) is not cured within fifteen (15) days after receipt by such Radoff Party from the Company specifying the material breach, or, if impossible to cure within fifteen (15) days, that such Radoff Party has not taken any substantive action to cure within such fifteen (15)-day period. Notwithstanding the foregoing, the provisions of Section 10 through Section 22 shall survive the termination of this Agreement. Termination of this Agreement shall not relieve any Party from its responsibilities in respect of any breach of this Agreement prior to such termination.

11.Expenses.  Each Party shall be responsible for its own fees and expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall promptly reimburse the Radoff Parties for their reasonable, documented out-of-pocket fees and expenses incurred in connection with the 2021 Annual Meeting and the subject matter of this Agreement, including, but not limited to the negotiation and execution of this Agreement and the transactions contemplated hereby, provided that such reimbursement shall not exceed $70,000 in the aggregate.

12.Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Each Party agrees that it shall bring any suit, action or other proceeding in respect of any claim arising out of or related to this Agreement (each, an “Action”) exclusively in (a) the Delaware Court of Chancery in and for New Castle County, (b) in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware or (c) in the event (but only in the event) such courts identified in clauses (a) and (b) do not have subject matter jurisdiction over such Action, any other Delaware state court (collectively, the “Chosen Courts”), and, solely in connection with an Action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) irrevocably submits to the exclusive venue of any such Action in the Chosen Courts and waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (iv) agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 16 of this Agreement. Each Party agrees that a final judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon each of the Parties and may be enforced in any other courts, the jurisdiction of which each of the Parties is or may be subject, by suit upon such judgment.

13.Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

14.Specific Performance.  Each of the Parties acknowledges and agrees that irreparable injury to the other Parties would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each of the Parties (the “Moving Party”) shall be entitled to specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Parties will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. The remedies available pursuant to this Section 14 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

15.Certain Definitions. As used in this Agreement:

(a)“Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Affiliates subsequent to the Effective Date;

(b)“Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Associates subsequent to the Effective Date;

(c)“beneficial owner,” “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(d)“business day” shall mean any day other than a Saturday, Sunday or day on which the commercial banks in the State of New York are authorized or obligated to be closed by applicable law;

(e)“Bylaws” shall mean the Amended and Restated Bylaws of the Company, effective as of May 2, 2006, as may be amended or amended and restated from time to time;

(f)“Certificate of Incorporation” shall mean the Restated Certificate of Incorporation of the Company, dated November 28, 2016, as amended by the Certificate of Amendment, dated May 19, 2017, and as may be further amended or amended and restated from time to time;

(g)a “Change of Control” transaction shall be deemed to have taken place if (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the equity interests and voting power of the Company’s then-outstanding equity securities or (ii) the Company enters into a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities;

(h) “Extraordinary Transaction” shall mean any equity tender offer, equity exchange offer, merger, acquisition, business combination, or other transaction with a Third Party that, in each case, would result in a Change of Control of the Company, liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or a majority of its assets, and, for the avoidance of doubt, including any such transaction with a Third Party that is submitted for a vote of the Company’s stockholders;

(i)“Female” means an individual who self-identifies as a woman, without regard to the individual’s designated sex at birth;

(j)“other Party” shall mean, with respect to the Company, any of the Radoff Parties, and with respect to any of the Radoff Parties, the Company;

(k)“person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind, structure or nature;

(l)“Representative” shall mean a person’s Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives; provided, that when used with respect to the Company, “Representatives” shall not include any non-executive employees;

(m)“Underrepresented Community” means each of, and all of the, as applicable, Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, Alaska Native, gay, lesbian, bisexual and/or transgender communities; and

(n)“Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors.

16.Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or email (with confirmation of transmission) if sent during normal business hours, and on the next business day if sent after normal business hours; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth in this Section 16 (or to such other address that may be designated by a Party from time to time in accordance with this Section 16).

If to the Company, to its address at:

TETRA Technologies, Inc.

24955 Interstate 45 North

The Woodlands, Texas 77380

Attention:  Chief Executive Officer

Email:  bmurphy@tetratec.com

with copies (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention:  David P. Oelman

Email:  doelman@velaw.com

Vinson & Elkins L.L.P.

1114 Avenue of the Americas, 32nd Floor

New York, NY 10103

Attention:  Patrick Gadson

Email:  pgadson@velaw.com

If to a Radoff Party, to the address at:

Bradley L. Radoff

2727 Kirby Drive, Unit 29L

Houston, Texas 77098

Email:  brad@fondrenlp.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention:  Steve Wolosky

Ryan Nebel

Email:  swolosky@olshanlaw.com

            rnebel@olshanlaw.com

17.Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each Party.

18.Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

19.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

20.Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties; provided, that each Party may assign any of its rights and delegate any of its obligations hereunder to any person or entity that acquires substantially all of that Party’s assets, whether by stock sale, merger, asset sale or otherwise. Any purported assignment or delegation in violation of this Section 20 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

21.Waivers. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

22.Interpretation.  Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each of the Parties and its respective counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

The Company:

TETRA Technologies, Inc.

By:	/s/ Brady M. Murphy
Name:	Brady M. Murphy
Title:	President and Chief Executive Officer

Signature Page to

Cooperation Agreement

The Radoff Parties:

BRADLEY L. RADOFF

/s/ Bradley L. Radoff

THE RADOFF FAMILY FOUNDATION

By:	/s/ Bradley L. Radoff
Name:	Bradley L. Radoff
Title:	Director

Signature Page to

Cooperation Agreement